Exhibit 10.25.3

RETENTION AWARD AGREEMENT

A retention award of $450,000 (the “Award”) will be paid by Pier 1 Imports, Inc. (the “Company”) or an Affiliate to William H. Savage (“Executive”) in a cash lump sum within fifteen days of January 10, 2019 (“Payment Date”) subject to the conditions set forth below.

1.	Definitions: For purposes of this Retention Award Agreement (“Agreement”), the term:

“Affiliate” means any entity which is controlling, controlled by, or under common control with the Company.

“Cause” shall mean a good faith determination by the Board (after providing the Executive with reasonable notice and a reasonable opportunity to be heard in person on the matter) that any of the following has occurred:

(i)

the Executive’s material or habitual failure to follow the reasonable and lawful directions of any superior officer of the Company, provided the direction(s) is not materially inconsistent with the duties or responsibilities of the Executive’s position, or a material or habitual failure to perform Executive’s duties with the Company (other than any such failure resulting from the Executive’s Disability) which failure is not cured within ten (10) days after a written demand for performance is delivered to the Executive by the Company which specifically identifies the manner in which the Company believes that the Executive has materially or habitually failed to perform the Executive’s duties;

(ii)

the Executive’s indictment for, conviction of, or entry of a plea of guilty or nolo contendere or no contest with respect to: (a) any felony, or any misdemeanor involving dishonesty or moral turpitude (including pleading guilty or nolo contendere to a felony or lesser charge which results from plea bargaining), whether or not such felony, crime or lesser offense is connected with the business of the Company, or (b) any crime connected with the business of the Company;

(iii)

the Executive’s engaging in any gross negligence or gross misconduct in connection with the performance of Executive’s duties hereunder, which is, or is likely to be, materially injurious to the Company, its financial condition, or its reputation;

(iv)

the Executive’s commission of or engagement in any act of fraud, misappropriation, material dishonesty, or embezzlement, whether or not such act was committed in connection with the business of the Company;

(v)	the Executive’s breach of fiduciary duty, or material breach of any other provisions of this Agreement; or
(vi)

the Executive’s violation of the Company’s policy against harassment or its equal employment opportunity policy, a material violation of the Company’s code of business conduct, or any other policy or procedure of the Company.

“Disability” shall mean disability as defined under the Pier 1 Imports, Inc. Long Term Disability Plan, (regardless of whether Executive is a participant under such plan).

“Good Reason” shall mean, without Executive’s written consent,

(i)	a reduction of more than ten percent (10%) in the sum of Executive’s annual base salary and target STI award as a percentage of base salary from those in effect as of the Payment Date;

(ii)	a material diminution in Executive’s authority, duties or responsibilities; or

(iii)	Executive’s mandatory relocation to an office more than fifty (50) miles from the primary location at which Executive is required to perform Executive’s duties as of the date of this Agreement.

In each case of Good Reason, Executive must provide the Company with written notice of the facts giving rise to a claim that Good Reason exists for purposes of this Agreement, within ten (10) days of the initial existence of such Good Reason event, and the Company shall have the right to remedy such event within thirty (30) days after receipt of Executive’s written notice (“the thirty (30) day period”). If the Company remedies the Good Reason event within the thirty (30) day period, the Good Reason event shall cease to exist. If the Company does not remedy the Good Reason event within the thirty (30) day period, and Executive does not incur a termination of employment within ten (10) days following the earlier of: (i) the date the Company notifies Executive that it does not intend to remedy the Good Reason or does not agree that there has been a Good Reason event, or (ii) the expiration of the thirty (30) day period, the Good Reason event shall cease to exist. Notwithstanding the foregoing, if Executive fails to provide written notice to the Company of the facts giving rise to a claim of Good Reason within ten (10) days of the initial existence of such Good Reason event, the Good Reason event shall cease to exist as of the eleventh (11th) day following the later of its initial occurrence or Executive’s knowledge thereof.

2.

Repayment: If, on or prior to February 29, 2020, Executive is terminated for “Cause” or voluntarily resigns without “Good Reason”, Executive agrees that within ten (10) business days of the separation of Executive’s employment from the Company or any of its Affiliates, Executive will repay the Award paid to Executive by the Company. Executive further agrees that Executive will make the repayment to the Company or an Affiliate in the form of a check or money order made payable to Pier 1 Imports, Inc.

In the event Executive is obligated to repay or reimburse the Company or an Affiliate for the Award as provided in this Agreement, Executive authorizes the Company or an Affiliate to deduct any portion of the Award which Executive is obligated to repay or reimburse from any wages due and owing to Executive including, but not limited to, Executive’s final paycheck.  Executive understands and agrees that, if such monies are not sufficient to repay the full amount Executive owes, Executive will still remain obligated to reimburse or pay the balance to the Company or an Affiliate.

3.	Tax Withholding: Any compensation paid or provided to Executive under this Agreement shall be subject to any applicable federal, state or local income and employment tax withholding requirements.

4.

Confidentiality: Executive shall treat as confidential the fact of Executive’s receipt of this Award and its terms and conditions.  If the Company determines that Executive has shared such information with any other person, the Executive is obligated to repay the Award paid to the Executive by the Company or an Affiliate pursuant to the Agreement.

5.

Employment Status: This Agreement does not constitute a contract of employment or a guarantee of employment for any length of time, one year or otherwise.  Except where expressly superseded by state law, the Company or an Affiliate is an at-will employer and reserves the right to terminate the employment of any associate for any reason with or without past record of corrective action. An associate also has the right to terminate his/her employment with the Company or an Affiliate for any reason and at any time.

6.

Choice of Law and Venue: This Agreement was negotiated and entered into, at least in part, in the state of Texas and shall be construed under the laws of the state of Texas without regard to conflicts or choice of law and venue shall be brought exclusively in Tarrant County, Texas.

PIER 1 IMPORTS, INC.

By:	/s/ Cheryl A. Bachelder	/s/ William H. Savage
	Cheryl A. Bachelder	William H. Savage
Interim Chief Executive Officer
Date 1/10/19		Date: 1/10/19